SCHEDULE 14A
(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ASHWORTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL I
ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Performance Graph
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELECTION OF INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2004 PROXY STATEMENT
ANNUAL REPORT

ASHWORTH, INC.

2765 Loker Avenue West
Carlsbad, California 92008
(760) 438-6610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MARCH 19, 2003

     The annual meeting of stockholders of Ashworth, Inc., a Delaware corporation (the “Company”), will be held at the Company’s corporate headquarters at 2765 Loker Avenue West, Carlsbad, California, on Wednesday, March 19, 2003, at 8:00 a.m. local time, to consider and act upon the following matters:

1.	To elect two directors of the Company to serve for the ensuing three years; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on January 31, 2003 will be entitled to vote at the meeting or any adjournment thereof. A proxy statement is enclosed; please read it carefully. Proxies are being solicited by the Board of Directors of the Company.

     All stockholders, whether or not you expect to attend the meeting in person, are urged to sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope in order to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. The giving of a proxy will not affect your right to vote in person if you choose to attend the meeting.

By the order of the Board of Directors

/s/Halina Balys

Halina Balys Secretary
Carlsbad, California February 17, 2003

ASHWORTH, INC.

2765 Loker Avenue West
Carlsbad, California 92008
(760) 438-6610

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, MARCH 19, 2003

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ashworth, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held at the Company’s corporate headquarters at 2765 Loker Avenue West, Carlsbad, California, on Wednesday, March 19, 2003, at 8:00 a.m. local time and at any adjournment thereof. All proxies will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, proxies will be voted in favor of the election of the nominees for director named in this proxy statement. The Company anticipates that it will mail this proxy statement and the accompanying proxy to the Company’s stockholders on or about February 17, 2003.

     Any stockholder signing and returning the enclosed proxy may revoke it at any time before it is voted at the annual meeting by: (i) giving a later dated written revocation of proxy to the Secretary of the Company, (ii) providing a later dated amended proxy to the Secretary of the Company, or (iii) voting in person at the annual meeting. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing this proxy material to stockholders, will be borne by the Company. The Company may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. The Company will reimburse brokerage houses, custodians, nominees and fiduciaries for the cost of forwarding proxy soliciting materials to the beneficial owners of the Company’s stock held of record by such persons.

Shares Outstanding and Voting Rights

     All voting rights are vested exclusively in the holders of the Company’s common stock, $.001 par value per share. Only stockholders of record at the close of business on January 31, 2003 (the record date) are entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the record date, the Company had 12,957,047 shares of common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the annual meeting, including the election of each director. The holders of a majority of the shares of common stock outstanding on the record date and entitled to be voted at the annual meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the annual meeting and any adjournment or postponement thereof.

Votes Required

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Only those votes cast “FOR” the election of a director or “WITHHELD” will be counted for purposes of determining the number of votes required to elect the director. If a broker holding stock in a “street name” indicates on the proxy that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as present and voting at the annual meeting with respect to the matter (each a “broker non-vote”). Abstentions and broker non-votes will not be counted in the election of a director but will be counted for the purpose of establishing a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of December 31, 2002 by: (i) each person known by the Company to own beneficially more than 5% of the Company’s outstanding shares of common stock, (ii) each director of the Company, (iii) the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, each person listed below has sole voting power and sole investment power with respect to shares shown as owned by him, her or it. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

					Percent
Name and Address (1)	Shares		Options (2)	Total	Owned (3)

	(#)		(#)	(#)	(%)
Stephen Bartolin, Jr.	3,100		47,500	50,600	*
Stephen G. Carpenter	5,000		35,000	40,000	*
Edward Fadel	–		6,667	6,667	*
Andre P. Gambucci	24,000		60,000	84,000	*
John M. Hanson, Jr.	32,000		63,750	95,750	*
H. Michael Hecht	5,000		46,250	51,250	*
Randall L. Herrel, Sr.	14,500		516,333	530,833	3.9
Peter E. Holmberg	–		39,001	39,001	*
James W. Nantz, III	50,000		307,500	357,500	2.7
Terence W. Tsang	10,300		116,374	126,674	1.0
Anthony Wilkinson	350		5,000	5,350	*
All executive officers and
directors as a group (11 persons)	144,250		1,243,375	1,387,625	9.8
Dimensional Fund Advisors Inc.
1299 Ocean Avenue
Santa Monica, CA 90401	1,093,600	(4)	–	1,093,600	8.4
Seidensticker (Overseas) Limited
Room 728, Ocean Center
5 Canton Road
Tsimshatsui
Kowloon, Hong Kong	979,000	(5)	–	979,000	7.6
Fred Couples
1851 Alexander Bell Drive
Suite 410
Reston, VA 22091	333,000	(6)	450,000	783,000	5.8
RS Investment Management Co. LLC
388 Market Street
Suite 200
San Francisco, CA 94111	717,200	(7)	–	717,200	5.5

*	Less than one percent.

(1)	Unless otherwise indicated, the address for each stockholder is the same as the address of the Company.

(2)	Represents shares of common stock that may be acquired pursuant to presently exercisable stock options or stock options exercisable within 60 days of December 31, 2002.

(3)	Applicable percentage of ownership is based on 12,949,047 shares of common stock outstanding as of December 31, 2002, together with applicable stock options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after December 31, 2002 are deemed outstanding for computing the percentage of ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	This information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors with the Securities and Exchange Commission on February 13, 2002. Dimensional Fund Advisors has sole voting and investment power for all shares and, as a company registered under the Investment Advisors Act of 1940, disclaims beneficial ownership of these shares.

(5)	This information is based upon a Schedule 13G filed by Seidensticker (Overseas) Limited with the Securities and Exchange Commission on February 21, 2001 and information provided to the Company by Seidensticker (Overseas) Limited. Seidensticker (Overseas) Limited has sole voting and investment power for all shares.

(6)	The information is based on information provided by Mr. Couples to the Company as of January 20, 2003. Mr. Couples has sole voting and investment power for his shares.

(7)	This information is based upon a Schedule 13G/A filed by RS Investment Management Co. LLC and Mr. G. Randall Hecht, as a group, with the Securities and Exchange Commission on September 27, 2002. As of such date, RS Investment Management Co. LLC was the beneficial owner of 717,200 shares for which RS Investment Management Co. LLC and G. Randall Hecht had the shared voting and investment power. Also as of such date, Mr. Hecht was the control person of RS Investment Management Co. LLC. Our director H. Michael Hecht is not related to G. Randall Hecht.

PROPOSAL I

ELECTION OF DIRECTORS

     The Company’s Board of Directors is divided into three classes with staggered three-year terms. The Company’s certificate of incorporation provides for three classes of directors, each consisting of approximately one-third of the total number of directors. The Company currently has two Class I directors, three Class II directors, and two Class III directors, whose terms will expire, respectively, at the 2003, 2004, and 2005 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or their earlier death, resignation, or removal). At each annual meeting of stockholders, directors are elected for terms of three years to succeed those directors whose terms then expire. The Class I directors elected at the 2003 annual meeting of stockholders will serve until the 2006 annual meeting of stockholders (subject to the election and qualification of their successors or their earlier death, resignation, or removal).

     The persons named in the enclosed proxy will vote to elect John M. Hanson, Jr. and Randall L. Herrel, Sr. as Class I directors, unless the authority to vote for their election is withheld by marking the proxy to that effect. Messrs. Hanson and Herrel are currently Class I directors and have indicated their willingness to serve if elected. However, if they are unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     The table on the following page sets forth, for the Class I nominees and for each director whose term continues after the annual meeting, his name and age, his positions and offices with the Company, his principal occupation and business experience for the past five years, the names of any other companies for which he is a director, the year his services as a director of the Company began, and the year his term as a director of the Company will expire.

DIRECTORS AND EXECUTIVE OFFICERS

Directors of the Company:

	Director	Term
	Since	Expires

Nominees for Class I Directors:
John M. Hanson, Jr., age 62	1994	2003
Mr. Hanson is a certified public accountant. He was a stockholder and officer of the accounting firm John M. Hanson & Co. from 1968 until 1998, at which time he retired. He now practices as a tax specialist for a limited number of clients.

Randall L. Herrel, Sr., age 52	1996	2003
Mr. Herrel has served as Chairman of the Board of Directors since April 2001 and has been a Director, President and the Chief Executive Officer of the Company since December 1996. From 1994 to 1996, Mr. Herrel served as President and Chief Operating Officer of Quiksilver, Inc., a young men’s and women’s apparel company in Huntington Beach, California. Mr. Herrel joined Quiksilver in 1989 and also served at various times as Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary.
Continuing Directors:
Class II Directors
Stephen G. Carpenter, age 63	1999	2004
Mr. Carpenter was a commercial banker for 36 years. Most recently he was with California United Bank and served as Chairman and CEO from 1994 to 1998 and President and Chief Executive Officer from 1992 to 1994. Prior to that, Mr. Carpenter served as Vice Chairman of Security Pacific Bank for three years. He also served as a Director of the Los Angeles Board of the Federal Reserve Bank of San Francisco.

Andre P. Gambucci, age 74	1991	2004
Mr. Gambucci was a Senior Vice-President and Director of Marketing of Acordia of Colorado, a general insurance agency and insurance brokerage firm in Colorado Springs, Colorado, from 1982 until 1995, when he retired. He is now a consultant for Acordia Mountain West, Inc., a Wells Fargo Company.

James W. Nantz, III, age 43	1998	2004
Mr. Nantz is a television commentator for CBS Sports, serving as the anchor of CBS Sports Golf Coverage, NFL Coverage and as the play-by-play voice of college basketball’s Final Four. Mr. Nantz has been a commentator with CBS Sports since 1985. Mr. Nantz also performs promotional services for the Company. For a description of his promotion agreement, see “Certain Relationships and Related Transactions” in this proxy statement.
Class III Directors:
Stephen Bartolin, Jr., age 52
Mr. Bartolin has been President and Chief Executive Officer of the Five-Star, Five-Diamond Broadmoor Hotel in Colorado Springs, Colorado from 1991 to the present and in January 2002 he was elected Chairman. He is also President and Chief Executive Officer of the Manitou and Pikes Peak Cog Railway Company, the Cog Land and Development Company, and the Broadmoor Golf Club, Inc.	1998	2005

H. Michael Hecht, age 63	1999	2005
Mr. Hecht is an advisor to businesses on product, marketing, distribution and sourcing strategies. From 1996 to 1999 he was President of Dickson Trading North America, an investment company. From 1994 to 1996 he was President and CEO of Builders Emporium. From 1991 to 1994 he was President of Carter Hawley Hale, a department store company and President and CEO of Broadway Department stores from 1984 to 1991. He has previously served on the Board of Directors of Carter Hawley Hale Stores, Inc., House of Fabrics, Edison Brothers Stores, Inc. and Applause, Inc. and as an advisor to the Board of Directors of Monrovia Nurseries.

Meetings and Committees of the Board of Directors

     The Company has standing audit and compensation committees. The Company does not have a separate nominating committee because such functions are performed by the entire Board of Directors.

     The audit committee represents the Board of Directors in assessing the independence and objectivity of the Company’s independent public accountants, the integrity of management, the appropriateness of accounting policies and procedures and the adequacy of disclosures to stockholders. Specifically, the audit committee assists the Board of Directors by reviewing the financial information disclosure, the internal controls established by management and the internal and external audit process; the audit committee is composed of Messrs. Hanson, chairman, Bartolin and Gambucci. All of the members of the audit committee are independent directors as defined in the Marketplace Rules of The Nasdaq Stock Market. The Audit Committee has adopted a written charter, which was included as Appendix A to the Company’s proxy statement for 2001 filed with the Securities and Exchange Commission on February 16, 2001.

     The compensation committee recommends to the Board of Directors the compensation for executive officers and outside directors and has the authority to administer the Company’s stock incentive plans. This committee is composed of Messrs. Hecht, chairman, Bartolin and Carpenter.

     During fiscal year 2002, the Board of Directors met in person five times, met telephonically four times and took action six times by written consent in lieu of a meeting. The audit committee met four times and the compensation committee met two times during the fiscal year 2002. During fiscal year 2002, each of the directors, except Mr. Nantz, attended at least 75% of the aggregate number of the Board of Directors meetings and meetings of the committees on which they served. Mr. Nantz attended four of the five regularly scheduled Board of Directors meetings and one of the four special telephonic Board of Directors meetings.

Independent Auditor Fees For Fiscal Year 2002

     Audit Fees. The Company’s independent auditor during the fiscal year ended October 31, 2002 was KPMG LLP. The aggregate fees billed by KPMG LLP in connection with the audit of the Company’s financial statements for fiscal year 2002 and for the review of the financial information in the Company’s quarterly reports on Form 10-Q during fiscal year 2002 were $184,720.

     Financial Information Systems Design and Implementation. KPMG LLP did not provide nor did they bill the Company for any financial information systems design and implementation services for fiscal year 2002.

     All Other Fees. The aggregate fees billed for all other services rendered to the Company by KPMG LLP during fiscal year 2002 were $128,881. These fees relate to tax services in the amount of $115,581 and services in connection with statutory audits in the amount of $13,300.

Report of the Audit Committee

     The audit committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.

     In this context, the audit committee has reviewed and discussed with management and the independent auditors the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The audit committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditor’s independence.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended October 31, 2002, for filing with the Securities and Exchange Commission.

This report was submitted by the Audit Committee John M. Hanson, Jr., chairman Stephen Bartolin, Jr. Andre P. Gambucci

Compensation Committee Interlocks and Insider Participation

     The members of the compensation committee, Messrs. Hecht, Bartolin and Carpenter, are not current or former officers or employees of the Company. There are no compensation committee interlocks between the Company and other entities involving Ashworth’s executive officers and board members who serve as executive officers or board members of the other entities.

Report of the Compensation Committee

     The compensation committee of the Board of Directors is composed of Messrs. Hecht, chairman, Bartolin and Carpenter, and has the authority to administer the Company’s executive compensation programs, including the Company’s stock incentive plans. The Company’s executive compensation program is designed to provide competitive levels of compensation in order to attract, retain and motivate high quality employees, tie individual total compensation to individual performance and success of the Company, and align the interests of the Company’s executive officers with those of its stockholders.

Overview of Executive Compensation Program

     The Company’s executive compensation program is based on aligning the interests of the Company’s executives with those of the Company’s stockholders. Executive compensation consists of three components: Base Salary, Bonus and Stock Option Grants. Each component of the compensation package and its rationale is outlined below.

Base Salary (Cash Compensation)

     The Company currently seeks to compensate its executives with a base salary within the 75th percentile of that position’s industry standard. The base salary for each position is reviewed annually and adjusted based on each individual executive’s performance. The compensation committee believes that keeping base salary competitive with industry standard helps to ensure executive retention.

Bonus (Cash Compensation)

     The Company’s Bonus Program is designed to reward its executives for the Company’s overall performance as well as their individual performance within their division of the Company. As in Base Salary, the Company currently seeks to reward its executives with a bonus award within the 75th percentile of that position’s industry standard. In December 2002, the committee reviewed fiscal year 2002 performance as compared to the budgeted performance and recommended that no bonuses be paid under the Bonus Program for fiscal year 2002, as the Company did not achieve its target profit performance.

Stock Option Grants

     Total compensation for executive officers also includes long-term incentives offered in the form of stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. The objective of stock option grants is to align the interests of each executive officer with the interests of stockholders since the executive can realize a gain only if and to the extent the Company’s stock appreciates in value.

     In determining the amount of stock option grants, the compensation committee considers the contributions of each executive to the overall success of the Company in the past fiscal year, the responsibilities to be assumed by each executive in the upcoming fiscal year, appropriate incentives for the promotion of the long-term growth of the Company and grants made to other executives in the industry holding comparable positions. It is the Company’s practice to fix the exercise price of the options at the common stock’s fair market value on the date of the grant, thereby making the executive’s potential value realized tie directly to gains realized by the stockholders. In December 2002, the compensation committee reviewed fiscal year 2002 performance as compared to the budgeted performance and recommended that no options grants be awarded under the Bonus Program for fiscal year 2002, as the Company did not achieve its target profit performance.

Chief Executive Officer Compensation

     Mr. Herrel’s employment contract provides for a base salary of no less than $325,000 and permits increases in salary, the grant of stock options and the award of a cash bonus at the discretion of the compensation committee. In December 2000, after reviewing the indicia of performance for fiscal year 2000, the compensation committee voted to increase Mr. Herrel’s base salary to $375,000, which base salary will remain the same through fiscal year 2003. In determining Mr. Herrel’s total compensation for fiscal year 2002, the compensation committee considered the Company’s overall performance, as measured by sales revenue, profitability, earnings per share and share valuation. After considering these indicia of performance, and in an effort to promote cost savings, Mr. Herrel was not awarded any stock options or cash bonus for fiscal years 2002 and 2001 due primarily to the decline in earnings in fiscal years 2002 and 2001.

This report was submitted by the Compensation Committee H. Michael Hecht, chairman Stephen Bartolin, Jr. Stephen G. Carpenter

Compensation of Directors

     Directors who are not employees of the Company each receive annual compensation of $12,000 plus $1,000 for attendance at each board meeting. These directors also receive an annual grant of an option to purchase 10,000 shares of the Company’s common stock, vesting quarterly at 2,500 shares for each quarter during which they serve or served as directors. Each director who serves or served as a committee chairman receives an additional annual grant of an option to purchase 5,000 shares. All options have an exercise price equal to the common stock’s fair market value on the date of grant. Mr. Nantz has additional obligations to the Company to perform promotional services pursuant to a promotion agreement unrelated to his services to the Company as a director, for which promotional services he is separately compensated. For more information regarding consulting fees paid and stock options granted to Mr. Nantz in connection with his promotion agreement, see “Certain Relationships and Related Transactions” in this proxy statement. All directors receive reimbursement of expenses for attendance at each board meeting and an annual $1,000 allowance for Ashworth apparel. No other arrangement exists pursuant to which any director of the Company was compensated during the Company’s last fiscal year for any service provided as a director.

Executive Officers

     Set forth below are the names of the four most highly compensated executive officers of the Company during fiscal year 2002, other than Randall L. Herrel, Sr. whose position and business background are described above.

Terence W. Tsang, age 41, Executive Vice President, Chief Operating Officer, Treasurer, Chief Financial Officer and Chief Accounting Officer
Mr. Tsang has served as Senior Vice President of Finance, Treasurer, and Chief Financial Officer since March 1999 when he joined the Company. He has served as Chief Accounting Officer since June 1999 and as Executive Vice President and Chief Operating Officer since December 2000. Prior to joining the Company, Mr. Tsang served as interim Chief Financial Officer, Vice President of Finance, Corporate Controller and Treasurer of Guess?, Inc. from 1993 to 1999.

Peter E. Holmberg, age 51, Senior Vice President – Sales
Mr. Holmberg joined the Company in July 1998 and served as the Director of Corporate Sales until December 1999. He served as Vice President of Corporate Sales from December 1999 to August 2001 when he was promoted to Senior Vice President of Sales. Prior to joining the Company, Mr. Holmberg served as National Corporate Sales Manager for Cutter & Buck, Inc. from 1995 to 1998 and as Regional Manager and Buyer for Patrick James, Inc. from 1992 to 1995. Mr. Holmberg was the proprietor of The Country Gentleman, an upscale retail store in Bellevue, Washington, from 1975 to 1992.

Edward Fadel, age 47, Senior. Vice President – Merchandising and Design
Mr. Fadel joined the Company in May 2001 and served as Vice President – Callaway Golf Apparel Merchandising & Design until February 2002 when he was promoted to Senior Vice President of Merchandising and Design. Mr. Fadel worked as a consultant with various apparel manufacturers from May 2000 until April 2001. Prior to joining the Company, Mr. Fadel served as President of Elandale/Elkhan from 1995 to 2000. Mr. Fadel founded Elandale Golfwear in July 1995, which produced a women’s sportswear line. In March 1999 he introduced the Elkhan men’s line and thereafter sold the company in April 2000. Prior to that he served as the President of Cutter & Buck Big &Tall (a division of The Jeremy Dold Co.) from 1992 to 1995.

Anthony Wilkinson, age 41, Managing Director, Ashworth U.K., Ltd.
Mr. Wilkinson has served as Managing Director of Ashworth U.K. Ltd. since he joined the subsidiary in April 1999. Prior to joining Ashworth, he worked as Golf Director for Dunlop Slazenger Group from 1995 to 1999 and was Golf General Manager for Reebok International, Ltd. from 1991 to 1995, responsible for the European launch of the Greg Norman Collection.

EXECUTIVE COMPENSATION

     The following information sets forth the executive compensation for the Company’s Chief Executive Officer and for each of the four most highly compensated executive officers other than the Chief Executive Officer for fiscal year 2002.

Summary Compensation Table

		Annual Compensation		Long Term Compensation

				Awards		Payouts
				Securities		Long-Term
Name				Underlying		Incentive	All Other
and Principal Position	Year	Salary	Bonus	Options		Plan Payouts	Compensation

		($)	($)	(#)			($)
Randall L. Herrel, Sr.	2002	$376,443 (1)	$0	0		$0	$4,209	(2)
Chief Executive Officer	2001	370,464	0	84,500	(3)	0	4,209	(2)
	2000	340,600	169,000	0		0	4,209	(2)
Terence W. Tsang,	2002	242,550	0	10,000	(4)	0	4,164	(5)
Executive Vice President	2001	228,423	3,000	50,000	(3)	0	2,061	(6)
	2000	209,077	110,000	60,000		0	0
Peter E. Holmberg(7)	2002	181,305	0	4,000	(4)	0	0
Senior Vice President –	2001	154,430	3,000	10,000	(3)	0	0
Sales
Edward Fadel(8)	2001	177,403	0	0		0	0
Senior Vice President –
Merchandising and Design
Anthony Wilkinson	2002	150,211	0	0		0	0
Managing Director –	2001	132,455	0	0		0	0
Ashworth U.K., Ltd.	2000	127,688	0	0		0	0

(1)	Annual salary is based on 52 weeks or 260 week days – fiscal year 2002 had 261 week days.

(2)	Includes $1,138 premium payment made for life insurance and $3,071 premium payment made for disability insurance.

(3)	Option grant made in fiscal year 2001 based on performance for fiscal year 2000.

(4)	Option grant made in fiscal year 2002 based on performance for fiscal year 2001.

(5)	Includes $2,188 premium payment made for life insurance and $1,976 premium payment made for disability insurance.

(6)	Includes $1,094 premium payment made for life insurance and $967 premium payment made for disability insurance.

(7)	Mr. Holmberg was promoted to Senior Vice President – Sales on August 9, 2001. Compensation for fiscal years prior to his promotion to an executive officer is not presented.

(8)	Mr. Fadel was promoted to Senior Vice President – Merchandising and Design on February 11, 2002. Compensation for fiscal years prior to his promotion to an executive officer is not presented.

Fiscal Year 2002 Stock Option Grants

     The following table provides information regarding stock options granted under the Company’s stock incentive plans for fiscal year 2002 to the executive officers named in the Summary Compensation Table.

	Individual Grant				Potential Realizable Value at Assumed Annual
Rate of Stock Price
Appreciation
For Option Term
	Number of	% of Total Options
	Securities	Granted to
	Underlying Options	Employees in Fiscal	Exercise or Base	Expiration
Name	Granted	Year	Price	Date(1)	5%	10%

	(#)	(%)	($/sh)		($)	($)
Randall L. Herrel, Sr.	–	–	–	–	–	–
Terence W. Tsang	10,000 (2)	2.6	5.59	12/10/11	35,155	89,090
Edward Fadel	–	–	–	–	–	–
Peter E. Holmberg	4,000 (2)	1.1	5.59	12/10/11	14,062	35,636
Anthony Wilkinson	–	–	–	–	–	–

(1)	Options expiring on 12/10/11 vest and become exercisable one third each on December 10, 2002, December 10, 2003 and December 10, 2004.

(2)	Option grant made in fiscal year 2002 based on performance for fiscal year 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Number of Securities
			Underlying	Value of Unexercised
	Shares		Unexercised Options	In-The-Money Options
	Acquired on	Value	at Fiscal Year-End	at Fiscal Year-End
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

	(#)	($)	(#)	($)
Randall L. Herrel, Sr.	3,094	9,591	488,187/56,333	0/0
Terence W. Tsang	17,300	54,437	86,374/63,333	285,030/84,060
Edward Fadel	–	–	6,667/13,333	0/0
Peter E. Holmberg	–	–	29,334/20,666	84,060/42,020
Anthony Wilkinson	10,000	35,100	5,000/0	17,500/0

Employment Contracts and Change in Control Arrangements

     In fiscal year 2002, the Company had an executive employment agreement with Randall L. Herrel, Sr. and with Terence W. Tsang. The Company also had offers of employment agreements with Peter E. Holmberg, Edward Fadel and Anthony Wilkinson. In the first quarter of fiscal year 2001, the Company entered into a change in control agreement with Mr. Tsang and revised the change in control provisions of Mr. Herrel’s executive employment agreement.

Agreement with Mr. Herrel

     The executive employment agreement with Mr. Herrel provides for at-will employment with an annual base salary of no less than $325,000, a severance provision, and bonuses to be determined periodically at the discretion of the Board of Directors on the basis of merit and the Company’s financial success and progress. Mr. Herrel’s base salary is $375,000 for fiscal year 2003. The agreement with Mr. Herrel provides for severance payments upon termination of employment under specific circumstances, such payments ranging from one-half to two times his then annual base salary. The change in control provisions of Mr. Herrel’s executive employment agreement were modified and separated from this agreement during the first quarter of fiscal year 2001. Severance payments otherwise due to Mr. Herrel pursuant to his executive employment agreement in connection with a change in control of the Company are now determined by the separate change in control agreement, described below. The Company maintains a life insurance policy for $1,000,000 for Mr. Herrel, the beneficiary of which may be named by Mr. Herrel.

Agreement with Mr. Tsang

     The executive employment agreement with Mr. Tsang provides for at-will employment with an annual base salary of no less than $230,000, a severance provision, and bonuses to be determined periodically at the discretion of the Board of Directors on the basis of merit and the Company’s financial success and progress. Mr. Tsang’s base salary is $253,000 for fiscal year 2003. The agreement with Mr. Tsang provides for severance payments upon termination of employment under specific circumstances, such payments to equal nine months of his then annual salary. Payment of severance benefits under Mr. Tsang’s change in control agreement (described below) would be made in lieu of any severance payments Mr. Tsang might otherwise be entitled to under provisions in this executive employment agreement. The Company maintains a life insurance policy for $1,000,000 for Mr. Tsang, the beneficiary of which may be named by Mr. Tsang.

Offer of Employment Agreement with Mr. Holmberg

     The offer of employment agreement with Mr. Holmberg provides for at-will employment with an annual salary of no less than $90,000. Mr. Holmberg’s base salary is $190,000 for fiscal year 2003. The agreement also provides for initial options to purchase 6,000 shares of the Company’s common stock as well as the opportunity to earn a bonus based on reaching certain performance-related goals.

Offer of Employment Agreement with Mr. Fadel

     The offer of employment agreement with Mr. Fadel provides for at-will employment with an annual salary of no less than $145,000. Mr. Fadel’s base salary is $190,000 for fiscal year 2003. The agreement also provides for initial options to purchase 20,000 shares of the Company’s common stock as well as the opportunity to earn a bonus based on reaching certain performance-related goals. The agreement also provides for living expenses not to exceed $18,000 in lieu of moving expenses.

Offer of Employment Agreement with Mr. Wilkinson

     The offer of employment agreement with Mr. Wilkinson provides for at-will employment with an annual salary no less than 81,250 British pounds, or $121,875 assuming a conversion rate of 1.5 U.S. dollars to 1 British pound. Mr. Wilkinson’s base salary is 96,000 British pounds for fiscal year 2003. The agreement also provides for initial options to purchase 15,000 shares of the Company’s common stock as well as the opportunity to earn a bonus based on reaching certain performance-related goals. The agreement with Mr. Wilkinson provides for severance payments upon termination of employment under specific circumstances, such payments to equal three months of his then annual salary.

Change in Control Agreements with Mr. Herrel and Mr. Tsang

     The Company has entered into change in control agreements with each of Messrs. Herrel and Tsang. Each change in control agreement provides for severance payments and additional benefits to the executive in certain circumstances. Messrs. Herrel and Tsang may otherwise be entitled to severance payments in circumstances not involving a change in control of the Company, pursuant to their individual employment agreements, described above. If within 90 days prior to or three years following a change in control the executive’s employment is terminated on a basis other than (a) voluntarily by the executive (except, in certain circumstances, following a material change in the terms or responsibilities of his employment), (b) the executive’s death or disability, or (c) termination for cause, then the executive shall be paid a severance payment equal to two times (x) his highest annual salary rate for the three year period ending on the date of his termination and (y) a “bonus increment” equal to the annualized average of all bonuses and incentive compensation payments paid to the executive under all of the Company’s bonus and incentive compensation plans or arrangements during the two year period ending immediately before his employment termination. If the executive’s employment is terminated and he is entitled to payment under the change in control agreement, all unvested stock options held by the executive shall immediately become fully vested and exercisable and the executive and his family shall be entitled to continued coverage under the Company’s medical, dental, life insurance and disability insurance programs for a period of two years at no cost to the executive. In addition, the Company shall make any additional tax gross-up payment to the executive as may be necessary to reimburse the executive for any federal or state excise tax liability with respect to any severance payment, other benefit or tax gross-up payment made under the change in control agreement.

Performance Graph

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder returns on the Company’s common stock over a five-year period with the cumulative total return of the Nasdaq Stock Market (U.S. Companies) and the stocks of companies in the same Standard Industrial Classification as the Company (SIC 2300-2399). The graph assumes that $100.00 was invested on October 31, 1997 in the Company’s common stock and each index and that all dividends were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company’s common stock.

	10/31/97	10/30/98	10/29/99	10/31/00	10/31/01	10/31/02

Ashworth, Inc.	100.00	64.15	42.14	74.21	50.11	53.33
Nasdaq Stock Market (U.S. Companies)	100.00	113.07	186.63	219.50	110.07	88.57
Industry Index
Apparel and Other Finished Products–Fabrics and Like Materials	100.00	83.74	53.73	31.25	26.79	40.69

[PERFORMANCE GRAPH TO BE PREPARED BY BOWNE]

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has a promotion agreement with Fred Couples who owns of record or beneficially more than 5% of the Company’s common stock. The agreement requires Mr. Couples’ exclusive endorsement and promotion of Ashworth products through fiscal year 2011. The Company has agreed to compensate Mr. Couples for these services in the form of an annual payment of $1,157,000 until November 1, 2004, at which time the Company will pay Mr. Couples $1,000,000 annually until November 1, 2010. In addition, Mr. Couples has the right to earn a performance based $100,000 annual cash bonus in calendar years 2001 through 2005.

     The Company has a promotion agreement with director James W. Nantz, III and his management company. Under the terms of the agreement, Mr. Nantz will be paid a fee to endorse and promote Ashworth products through personal appearances, advertisements and other services through January 15, 2007. The annual consulting fee during fiscal year 2003 is $235,000, increasing annually up to $450,000 for fiscal year 2006 through January 15, 2007. Under the promotion agreement, the Company may request Mr. Nantz’s services for additional promotional appearances in addition to the three annual appearances required under the contract for an additional fee.

     Mr. Bartolin, one of our directors, is the Chairman, President and Chief Executive Officer of the Broadmoor Hotel. In the ordinary course of business, the Company sells its products to the Broadmoor Hotel for resale in the hotel’s gift shops. In fiscal year 2002 the Company sold approximately $86,000 to the Broadmoor Hotel. Mr. Bartolin does not derive any personal benefit from such sale.

SELECTION OF INDEPENDENT AUDITORS

     The independent public accounting firm of KPMG LLP audited the financial statements of the Company for the period ended October 31, 2002. The audit committee of the Board of Directors has appointed KPMG LLP as the Company’s independent public accounting firm to audit the financial statements for the period ending October 31, 2003. A representative of KPMG LLP is expected to be present at the annual meeting and available to respond to appropriate questions. This representative from KPMG LLP will have an opportunity to make a statement if he or she so desires.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder and the requirements of the National Association of Securities Dealers, officers and directors of the Company and persons who beneficially own more than 10% of the common stock of the Company are required to file with the Securities and Exchange Commission and the National Association of Securities Dealers and furnish to the Company reports of ownership and change in ownership with respect to all equity securities of the Company.

     Based solely on its review of the copies of such reports received by the Company during or with respect to the fiscal year ended October 31, 2002 and/or written representations from such reporting persons, the Company believes that its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to such individuals, except that each of Messrs. Bartolin, Carpenter, Gambucci, Hanson, Hecht and Tsang was late in reporting one option grant transaction on Form 5. In addition, Mr. Bartolin twice was late in reporting on Form 4 stock option exercises and corresponding sales of common stock made on March, 28, April 2 and April 4, 2002; Mr. Gambucci was late in reporting on a Form 4 a stock option exercise and corresponding sale of common stock made on April 12, 2002; and Mr. Hanson was late in reporting on a Form 4 a stock option exercise made on April 11, 2002. Messrs. Bartolin, Carpenter, Gambucci, Hanson, Hecht and Tsang, have now reported such transactions. The Company believes that in all such instances the late filings were inadvertent.

OTHER BUSINESS

     Pursuant to the Company bylaws, only such business shall be conducted, and only such proposals shall be acted upon at an annual meeting of stockholders, as are properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must first be given to the Secretary of the Company. To be timely, a stockholder’s written notice must be delivered to the Secretary of the Company at the Company’s principal executive offices not later than the 90th day nor earlier than the 120th day prior to the annual meeting; provided, however, that in the event that less than 95 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made, to be timely notice by the stockholder must be delivered or received not later than the close of business on the seventh day following the earlier of the date of the first public announcement of the date of such meeting and the date on which such notice of the scheduled meeting was mailed. If a stockholder proposal is for a nominee for director, such stockholder’s notice must set forth with respect to such director nominee all of the information relating to such person that is required to be disclosed in solicitations for elections of directors under the rules of the Securities and Exchange Commission; for any stockholder proposal, the notice must comply with Section 7 of Article II of the Company’s bylaws (a copy of which is available upon request to the Secretary of the Company). As of the date of this proxy statement, management of the Company was not aware of any other matters to be presented at the annual meeting other than as set forth herein. However, if any other matters are properly brought before the annual meeting, the shares represented by valid proxies will be voted with respect to such matters in the discretion of the designated proxies. An affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting is necessary to approve any such matters.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2004 PROXY STATEMENT

     Any stockholders intending to present a proposal at the Company’s annual meeting of stockholders to be held in March 2004, must deliver the proposal to the Secretary of the Company no later than October 20, 2003, in order to have the proposal considered for inclusion in the proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT

     The Company’s annual report to stockholders for the fiscal year ended October 31, 2002, including audited financial statements, accompanies this proxy statement. Copies of the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2002 (without exhibits) are available from the Company without charge upon written request of a stockholder. Copies of the Form 10-K are also available on-line through the Securities and Exchange Commission at www.sec.gov.

By the order of the Board of Directors

/s/Halina Balys

Halina Balys Secretary

Carlsbad, California February 17, 2003

PROXY	ASHWORTH, INC	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Terence W. Tsang. and Adrian Punderson, and each of them individually, as proxies with the power to appoint their substitutes and hereby authorizes them to represent and vote, as designated below, all of the shares of common stock of Ashworth, Inc., held by the undersigned on January 31, 2003, at the annual meeting of stockholders to be held on Wednesday, March 19, 2003, or any adjournment thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

1.	ELECT TWO DIRECTORS to serve until the annual meeting of stockholders to be held in the year 2006 and until successors have been duly elected and qualified.

☐ FOR JOHN M. HANSON, JR.

☐ FOR RANDALL L. HERREL, SR.

☐ WITHHOLD AUTHORITY TO VOTE FOR JOHN M. HANSON, JR.

☐ WITHHOLD AUTHORITY TO VOTE FOR RANDALL L. HERREL, SR.

2.	TRANSACT such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF JOHN M. HANSON, JR. AND RANDALL L. HERREL, SR. AS DIRECTORS.

THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith and directs that his, her or its votes be cast by the above named proxies in the manner directed herein.

Dated , 2003

Signatures(s) of Stockholder(s)

Signature should agree with the name(s) printed hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney.

PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING, OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ABOVE.